                                                               EXHIBIT (a)(1)(H)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OR RIGHTS. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 23, 2004 (THE "OFFER TO PURCHASE") AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES OR RIGHTS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF PURCHASER BY BEAR, STEARNS & CO. INC. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                              CLASS A COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                           MAXWELL SHOE COMPANY INC.
                                       AT
                              $20.00 NET PER SHARE
                                       BY

                             MSC ACQUISITION CORP.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           JONES APPAREL GROUP, INC.

     MSC Acquisition Corp., a New York corporation ("Purchaser") and an indirect wholly owned subsidiary of Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), is offering to purchase (1) all issued and outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Maxwell Shoe Company Inc., a Delaware corporation ("Maxwell") and (2) unless and until validly redeemed by Maxwell's Board of Directors, the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Maxwell (the "Rights") issued pursuant to the Rights Agreement, dated as of November 2, 1998 (as amended from time to time, the "Rights Agreement"), by and between Maxwell and EquiServe Trust Company, N.A., as Rights Agent, at a price of $20.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references herein to the "Shares" shall be deemed to include the associated Rights, and all references herein to the "Rights" shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement. Unless the Rights are redeemed prior to the Expiration Date (as defined herein), holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 2004, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY JONES AND ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, PURCHASER), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) MAXWELL'S BOARD OF DIRECTORS REDEEMING THE RIGHTS OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED HEREIN), (3) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WILL BE INAPPLICABLE TO THE PROPOSED MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING JONES OR ANY OF ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, PURCHASER) AND MAXWELL AND (4) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER.

     The purpose of the Offer is to enable Jones to acquire control of, and ultimately the entire equity interest in, Maxwell. The Offer, as the first step in the acquisition of Maxwell, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Maxwell consummate a second-step merger or similar business combination with Purchaser or another direct or indirect wholly owned subsidiary of Jones (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by Jones or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

     JONES AND PURCHASER ARE SEEKING TO DISCUSS WITH MAXWELL THE ACQUISITION OF MAXWELL BY PURCHASER. JONES AND PURCHASER RESERVE THE RIGHT TO AMEND THE OFFER (INCLUDING, WITHOUT LIMITATION, AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH MAXWELL, OR TO NEGOTIATE A MERGER AGREEMENT WITH MAXWELL NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY JONES, PURCHASER AND MAXWELL.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary for the Offer, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (the "Share Certificates") and, if applicable, certificates representing the Rights ("Rights Certificates"), or timely confirmation of the book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at the Book-Entry Transfer Facility (as defined in "THE OFFER -- Section 2" of the Offer to Purchase) pursuant to the book-entry transfer procedures discussed in "THE
OFFER -- Section 3" of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in "THE OFFER -- Section 2" of the Offer to Purchase) in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY
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EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE. Purchaser
will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 19, 2004, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in "THE OFFER -- Section 14" of the Offer to Purchase shall have occurred, to extend the period during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement of the extension. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Purchaser currently has no intention of making available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but has the right to do so under Rule 14d-11.

     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as discussed in "THE OFFER -- Section 4" of the Offer to Purchase.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer pursuant to the procedures set forth in "THE OFFER -- Section 3" of the Offer to Purchase, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

     Except as otherwise provided below, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 21, 2004 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn.

     To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder of the Shares or Rights to be withdrawn, if different from the name of the person who tendered the Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares and Rights have been tendered by an Eligible Institution (as defined in "THE OFFER -- Section 3" of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedures for book-entry transfer as set forth in "THE OFFER -- Section 3" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares or Rights may not be rescinded. Any Shares or Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in "THE OFFER -- Section 3" of the Offer to Purchase. All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

     A request is being made to Maxwell pursuant to Rule 14d-5 under the Exchange Act for the use of Maxwell's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Maxwell with this request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Maxwell's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The receipt of cash in the Offer or the Proposed Merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares.

     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     NEITHER THIS NOTICE, THE OFFER TO PURCHASE NOR THE OFFER REFERRED TO HEREIN AND THEREIN CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON APRIL 8, 2004. NEITHER JONES NOR PURCHASER IS SOLICITING, OR INTENDS TO SOLICIT, PROXIES IN RESPECT OF ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
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                    The Information Agent for the Offer is:

                                (INNISFREE LOGO)

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                        Banks and Brokers Call Collect:
                                 (212) 750-5833
                       All Others Please Call Toll-free:
                                 (888) 750-5834

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                               383 Madison Avenue
                            New York, New York 10179
                                 (212) 272-2000

March 23, 2004